UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 13, 2007
Idera Pharmaceuticals, Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

345 Vassar Street, Cambridge, Massachusetts	02139

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
     On February 13, 2007, Idera Pharmaceuticals, Inc. (the “Company”) elected to automatically convert its 4% Convertible Subordinated Notes Due 2008 in the aggregate principal amount of $5,032,750 (the “Notes”) into shares of the Company’s Common Stock, par value $0.001 per share, effective on February 20, 2007 (the “Automatic Conversion Date”). The automatic conversion of the Notes is being made pursuant to the Noteholders Agreement, dated as of May 20, 2005, among the Company and the holders of the Notes (the “Agreement”). Upon the Automatic Conversion Date, the aggregate principal amount of the Notes will convert into an aggregate of 706,844 shares of the Company’s Common Stock in accordance with the terms of the Notes and the Agreement. The Company was entitled to exercise this right of automatic conversion because the volume-weighted average of the closing prices of the Company’s Common Stock for the ten consecutive trading days ending February 8, 2007 exceeded $8.90, which represents 125% of the conversion price of the Notes.
     Upon the Automatic Conversion Date, the Notes will no longer be considered outstanding and interest will cease to accrue. Holders of the Notes will be entitled to receive cash payments of an aggregate of $60,952 representing accrued interest, and in addition will receive cash in lieu of any fractional shares to be issued.
     The Company expects to issue such Common Stock in reliance on the exemptions provided by Section 4(2) of the Securities Act of 1933, as amended, and Regulation S promulgated thereunder.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: February 15, 2007	By:	/s/ Robert G. Andersen
Robert G. Andersen
Chief Financial Officer and Vice President of Operations